As filed with the Securities and Exchange Commission on September 24, 2007

Registration No. 333-144801

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its Charter)

Florida	65-0643773
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Snunit Street
Science Park
POB 455
Carmiel, Israel 20100
972-4-988-9488

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
Tel: (212) 894-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

James R. Tanenbaum, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
(212) 468-8000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $0.001 per share	3,726,708(4)	$35	$130,434,783	$4,004
Common stock, par value $0.001 per share	1,987,578(5)	$35	$69,565,217	$2,136
(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder also include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices for the common stock of Protalix BioTherapeutics, Inc. on September 18, 2007, as reported by the American Stock Exchange.
(3)	Previously paid.
(4)	For sale by Protalix BioTherapeutics, Inc.
(5)	For sale by selling securityholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor any securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 24, 2007

PROSPECTUS

5,714,286 Shares

PROTALIX BIOTHERAPEUTICS, INC.

Common Stock

We or selling securityholders may, from time to time, offer to sell common stock. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We or selling securityholders may, from time to time, offer to sell the common stock through public or private transactions, directly or through underwriters, agents or dealers, on or off the American Stock Exchange, or the AMEX, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Our common stock is traded on the AMEX under the symbol ‘‘PLX.’’

Our securities may not be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of such offered securities.

Investing in our common stock involves a high degree of risk. You should read and consider carefully the risk factors beginning on page 3 of this prospectus, in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2007.

ii

FORWARD-LOOKING STATEMENTS

The statements set forth and incorporated by reference in this prospectus, which are not historical, constitute ‘‘forward looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations, beliefs, intentions or strategies for the future. When used in this prospectus, the terms ‘‘anticipate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘expect’’ and ‘‘intend’’ and words or phrases of similar import, as they relate to us, our subsidiary or our management, are intended to identify forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as may be required under applicable law. Forward-looking statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Examples of the risks and uncertainties include, but are not limited to, the following:

•	the inherent risks and uncertainties in developing drug platforms and products of the type we are developing;

•	delays in our preparation and filing of applications for regulatory approval;

•	delays in the approval or potential rejection of any applications we file with the United States Food and Drug Administration or other regulatory authorities;

•	any lack of progress of our research and development (including the results of clinical trials we are conducting);

•	obtaining on a timely basis sufficient patient enrollment in our clinical trials;

•	the impact of development of competing therapies and/or technologies by other companies;

•	our ability to obtain additional financing required to fund our research programs;

•	the risk that we will not be able to develop a successful sales and marketing organization in a timely manner, if at all;

•	our ability to establish and maintain strategic license, collaboration and distribution arrangements and to manage our relationships with collaborators, distributors and partners;

•	potential product liability risks and risks of securing adequate levels of product liability and clinical trial insurance coverage;

•	the availability of reimbursement to patients from health care payors for procedures in which our products are used;

•	the possibility of infringing a third party’s patents or other intellectual property rights;

•	the uncertainty of obtaining patents covering our products and processes and successfully enforcing them against third parties; and

•	the possible disruption of our operations due to terrorist activities and armed conflict, including as a result of the disruption of the operations of regulatory authorities, our subsidiary, our manufacturing facilities and our customers, suppliers, distributors, collaborative partners, licensees and clinical trial sites.

In addition, companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising earlier trial results. These and other risks and uncertainties are detailed under the heading ‘‘Risk Factors’’ herein and in our filings with the Securities and Exchange Commission incorporated by reference in this prospectus. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements.

iii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a ‘‘shelf’’ registration, or continuous offering process.

Each time that we or our securityholders sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and certain other offering-specific information. The prospectus supplement also may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement we make in a prospectus supplement.

The registration statement we filed with the Commission includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the Commission and the applicable prospectus supplement together with the additional information described under the heading ‘‘Where You Can Find More Information’’ in this prospectus. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information.

This prospectus, and any prospectus supplement issued in relation to it, contain our trademarks and trademarks of our affiliates, and may contain trademarks, tradenames and service marks of other parties. Unless we indicate otherwise, references in this prospectus to ‘‘our company,’’ ‘‘we,’’ ‘‘our,’’ and ‘‘us’’ refer to Protalix BioTherapeutics, Inc. and our wholly owned subsidiary, Protalix Ltd., an Israeli corporation.

ProCellEx™ is our trademark. Each of the other trademarks appearing in this prospectus belongs to its respective holder.

Our principal business address is 2 Snunit Street, Science Park, POB 455, Carmiel, Israel 20100, where we maintain our principal operations, including our research and development activities and our manufacturing facility. Our phone number is +972-4-988-9488. Our wholly-owned subsidiary and sole operating unit, Protalix Ltd., is an Israeli corporation. On December 31, 2006, we acquired, through a merger with our wholly-owned subsidiary, Protalix Acquisition Co. Ltd., all of the outstanding shares of Protalix Ltd., in exchange for shares of our common stock, par value $0.001 per share. As a result, Protalix Ltd. is now our wholly-owned subsidiary, with the former shareholders of Protalix Ltd. acquiring in excess of 99% of our outstanding shares of common stock. In connection with the merger, we effected a one-for-ten reverse stock split and on February 26, 2007, we changed our name to Protalix BioTherapeutics, Inc. Unless otherwise indicated, all share numbers in this prospectus give effect to such reverse stock split. On March 12, 2007, our shares of common stock were listed on the AMEX.

Summary of Business

We are a clinical stage biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins based on our proprietary ProCellEx™ protein expression system. Using our ProCellEx system, we are developing a pipeline of proprietary recombinant therapeutic proteins based on our plant cell-based expression technology that target large, established pharmaceutical markets and that rely upon known biological mechanisms of action. Our initial commercial focus has been on complex therapeutic proteins, including proteins for the treatment of genetic disorders, such as Gaucher disease and Fabry disease, and female infertility disorders. We believe our ProCellEx protein expression system will enable us to develop proprietary recombinant proteins that are therapeutically equivalent or superior to existing recombinant proteins currently marketed for the same indications. Because we are targeting biologically equivalent versions of highly active, well-tolerated and commercially successful therapeutic proteins, we believe our development process is associated with relatively less risk compared to other biopharmaceutical development processes for novel therapeutic proteins.

Our lead product development candidate is prGCD for the treatment of Gaucher disease, which we are developing using our ProCellEx protein expression system. In July 2007, we reached an agreement with the United States Food and Drug Administration, or the FDA, on the final design of our pivotal phase III clinical trial of prGCD through the FDA’s special protocol assessment process. In the third quarter of 2007, we initiated enrollment and treatment of patients in our phase III clinical trial. prGCD is our proprietary recombinant form of Glucocerebrosidase (GCD), an enzyme naturally found in human cells that is mutated or deficient in patients with Gaucher disease. The current standard of care for Gaucher disease is enzyme replacement therapy, a medical treatment in which GCD is replaced for patients in whom the enzyme is lacking or dysfunctional. Although Gaucher disease is a relatively rare disease, it represents a large commercial market due to the severity of the symptoms and the chronic nature of the disease. The annual worldwide sales of Cerezyme®, an enzyme replacement therapy produced by Genzyme Corporation and currently the only approved enzyme replacement therapy for Gaucher disease, were approximately $1 billion in 2006, and $546.8 million for the six months ended June 30, 2007, according to public reports by Genzyme. prGCD is a plant cell expressed version of the GCD enzyme, developed through our ProCellEx protein expression system. prGCD has an amino acid, glycan and three-dimensional structure that is very similar to its naturally-produced counterpart as well as to Cerezyme, the mammalian cell expressed version of the same protein. We believe prGCD may prove more cost-effective than the currently marketed alternative due to the cost benefits of expression through our ProCellEx system. In addition, based on our laboratory testing, preclinical and clinical results, we believe that prGCD may have the potential for increased potency and efficacy compared to the existing enzyme replacement therapy for Gaucher disease which may translate into lower dosages and/or less frequent treatments.

In addition to prGCD, we are developing an innovative product pipeline using our ProCellEx protein expression system, including therapeutic protein candidates for the treatment of Fabry disease, a rare genetic lysosomal disorder in humans, and female infertility disorders. We plan to file an investigational new drug application (IND) with the FDA with respect to at least one additional product during 2008. Because these product candidates are based on well-understood proteins with known biological mechanisms of action, we believe we may be able to reduce the development risks and time to market for our product candidates. We hold the worldwide commercialization rights to our proprietary development candidates and we intend to establish an internal, commercial infrastructure and targeted sales force to market prGCD and our other products, if approved, in North America, the European Union and in other significant markets, including Israel.

RISK FACTORS

Investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value our common stock and our other securities may decline. You should carefully consider the risk factors discussed in this section, as well as the discussion set forth under the caption ‘‘Risk Factors’’ in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, in any other filing we make with the Commission subsequent to the date of this prospectus, each of which are incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision.

Risks Related to this Offering

If we effect an underwritten offering of our common stock, we may offer the shares of our common stock at a significant discount to the market price which could cause a decline in our stock price.

We effected a reverse merger on December 31, 2006. Therefore, all quoted sales prices of our common stock through December 31, 2006 did not fully reflect the value attributable to our current operations of Protalix Ltd. Further, the trading volume for the common stock throughout 2006 was very small and trades were infrequent. This is common for a shell company that has no business operations. Under such circumstances, a small sales volume can have a disproportionate impact on sales price, a strong indication that the share price did not reflect true market valuation. Trading volume and trade frequency since December 31, 2006 also does not provide a guide to determining the fair value of our common stock because, to date, more than 99% of the shares of our common stock are not registered with the Commission and are not available for sale in the public market, the number of trades in the public market have been infrequent and the average daily volume continues to be very low. If we elect to pursue an underwritten offering of our common stock, the common stock may be offered at a price that reflects a substantial discount to the market price of the common stock at the time of sale. The offer or sale of shares of common stock at a discount to the reported market price may cause a decline in the market price of our common stock, which may have a material adverse effect on the trading market for our common stock.

We will have broad discretion in how we use the proceeds of any offering we conduct under this prospectus and we may not apply the proceeds to uses that will benefit stockholders.

We will retain broad discretion over the use of the net proceeds of any securities offered by us hereby, and you will be relying on the judgment of our Board of Directors and management regarding the application of these proceeds. Although we expect to use the net proceeds from an offering for research and development expenses, clinical trials, establishing an internal sales force and general corporate and administrative purposes, we have not allocated these net proceeds for specific purposes other than to pay for certain expenses related to the construction and furnishing of a new manufacturing facility. It is possible that a substantial portion of the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. When we issue shares of common stock, we will describe in the applicable prospectus supplement the intended use of proceeds from the sale of the common stock.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds of the securities offered by us hereby. Unless the applicable prospectus supplement states otherwise, the net proceeds from the securities sold by us will be added to our general corporate funds and may be used for research and development expenses, clinical trials, establishing an internal sales force and general corporate and administrative purposes. We expect to use a portion of the proceeds of any offering by us in connection with the construction and furnishing of a new manufacturing facility. Until the net proceeds have been used, they will be invested in short-term marketable securities. If we elect at the time of the issuance of the securities to make different or more specific use of proceeds other than as described in this prospectus, the change in use of proceeds will be described in the applicable prospectus supplement.

We will not receive any proceeds from the sale of securities by any selling securityholder.

SELLING SECURITYHOLDERS

We are registering for resale the shares covered by this prospectus to permit the selling securityholders identified below and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a securityholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The securityholders acquired these shares from us in connection with the merger on December 31, 2006 between our wholly owned subsidiary, Protalix Acquisition Co. Ltd., and Protalix Ltd., in which we acquired all of the outstanding shares of Protalix Ltd. in exchange for shares of our common stock, or upon the exercise of warrants issued in connection with such merger.

The following table sets forth:

•	the name of the securityholders;

•	the number and percentage of shares of our common stock that the securityholders beneficially owned prior to the offering for resale of the shares under this prospectus;

•	the number of shares of our common stock that may be offered for resale for the account of the securityholders under this prospectus; and

•	the number and percentage of shares of our common stock to be beneficially owned by the securityholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the securityholders).

The number of shares in the column ‘‘Number of Shares Being Offered’’ represents all of the shares of our common stock that each securityholder may offer under this prospectus. We do not know how long the securityholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the shareholders regarding the sale of any of the resale shares. The shares of our common stock offered by this prospectus may be offered from time to time by the securityholders listed below.

This table is prepared solely based on information supplied to us by the listed securityholders and other public documents filed with the Commission, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 65,685,318 shares of our common stock issued and outstanding on September 15, 2007, adjusted as may be required by rules promulgated by the Commission.

	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
Shareholders	Number	Percent		Number	Percent
Bio-Cell Ltd. (1)	14,466,319	22.0%	403,502	14,062,817	20.3%
Meytav Technological Enterprises Initiation Center Ltd.	1,301,026	2.0	36,289	1,264,737	1.8
Dr. Yoseph Shaaltiel (2)	3,188,431	4.8	88,933	3,099,498	4.5
Doron Peleg	662,363	1.0	18,475	643,888	*
Prof. Gad Galili	349,017	*	9,735	339,282	*
Techno-Rov Holdings (1993) Ltd. (3)	6,186,046	9.4	172,544	6,013,502	8.7
Marathon Investments Ltd. (4)	6,556,381	10.0	182,874	6,373,507	9.2
Dan Volpert & Nati Volpert and Ofer Drori JT TEN	210,607	*	5,874	204,733	*
Dan Volpert	14,232	*	397	13,835	*
Avraham Eylon	159,971	*	4,462	155,509	*
Amos Naim	233,818	*	6,522	227,296	*
Dror Shomrat	96,905	*	2,703	94,202	*
Michael Scheinbach	87,743	*	2,447	85,296	*
Silverstream International Asset Management Ltd.	175,485	*	4,895	170,590	*
Meni Mor	423,414	*	11,810	411,604	*
Tomer Klein	146,167	*	4,077	142,090	*
A. Sheratzky Holdings Ltd.	188,496	*	5,258	183,238	*
Nehemia Tanne	652,834	*	18,209	634,625	*
Remer Holdings Inc.	566,710	*	15,807	550,903	*
Nir Margalit	10,933	*	305	10,628	*
Avner Pinsker	10,994	*	307	10,687	*
Pontifax (Cayman) L.P. (5)	2,826,964	4.2	83,521	2,743,443	3.9
Pontifax (Israel) L.P. (6)	3,093,380	4.6	91,392	3,001,988	4.2
The Zabludowicz Trust	2,981,245	4.5	83,154	2,898,091	4.2
Docor International B.V.	1,571,005	2.4	43,819	1,527,186	2.2
Atara Technology Ventures Ltd.	359,401	*	10,025	349,376	*
Ziff Asset Management, L.P.	2,650,002	4.0	73,915	2,576,087	3.7
Shimon Yaakobov	239,437	*	6,678	232,759	*
Hertzel Baibabiov, Nir Omid, Ronny Filo, Yaron Lizbona, Tomer Sun, Dorit Murten JT TEN	147,877	*	4,125	143,752	*
Frost Gamma Investment Trust (7)	9,766,273	14.8	264,134	9,205,596	13.7
Dr. Jane Hsiao (8)	1,134,060	1.7	31,632	1,102,428	1.6
Glenn L. Halpryn (9)	820,557	1.2	21,827	760,720	1.1
Ernest M. Halpryn (10)	488,998	*	13,639	475,359	*
IVC Investors Ltd.	1,956,181	3.0	54,563	1,901,618	2.7
Steven Jerry Glauser, TTEE, Steven Jerry Glauser Trust dated 3/8/02	1,467,119	2.2	40,922	1,426,197	2.0
Subbarao Uppaluri	56,702	*	1,582	55,120	*
Steven D. Rubin	56,702	*	1,582	55,120	*
Stephen H. Bittel	195,658	*	5,457	190,201	*
Ann D. Singer and Joseph A. Singer TTEE, Ann D. Singer Revocable Trust 2/18/98	46,441	*	1,295	45,146	*
Joseph S. Levy, TTEE, Dr. Joseph S. Levy Revocable Trust, dated 6/17/98	232,204	*	6,477	225,727	*
Carole R. Levy, TTEE, Carole R. Levy Revocable Trust dated 6/17/98	232,204	*	6,477	225,727	*
C.C.R. Trustees (1999) Ltd. (11)	3,375,628	4.9	145,937	3,229,691	4.4

*less than 1%.

(1)	Zeev Bronfeld, one of our directors, is a director and Chief Executive Officer of Biocell Ltd. Biocell’s investment and voting decisions are made collectively by its Board of Directors. Mr. Bronfeld disclaims beneficial ownership of these shares.
(2)	Includes 244,324 shares of our common stock issuable upon exercise of outstanding options within 60 days of September 15, 2007.
(3)	Amos Bar-Shalev, one of our directors, is the manager of Techno-Rov Holdings and has the power to control its investment decisions. Mr. Bar-Shalev disclaims beneficial ownership of these shares.
(4)	Sharon Toussia-Cohen, one of our directors, is a director and Chief Executive Officer of Marathon Investments Ltd. Mr. Toussia-Cohen disclaims beneficial ownership of these shares.
(5)	Consists of 2,826,964 shares of our common stock, 1,378,278 of which shares are owned of record and 1,448,686 of which shares are issuable upon exercise of options that are exercisable within 60 days of September 15, 2007. Eli Hurvitz, the Chairman of our Board of Directors, is the chairman of Pontifax G.P. Ltd.
(6)	Consists of 3,093,380 shares of our common stock, 1,508,169 of which shares are owned of record and 1,585,211 of which shares are issuable upon exercise of options that are exercisable within 60 days of September 15, 2007. Eli Hurvitz is the chairman of Pontifax G.P. Ltd.
(7)	Frost Gamma, L.P. is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Phillip Frost, one of our directors, is the sole limited partner of Frost Gamma, L.P. The general partner of Frost Gamma, L.P. is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Does not include 1,937,708 shares of common stock issuable to Dr. Frost upon the exercise of outstanding options that are not exercisable within 60 days of September 15, 2007.
(8)	Does not include 387,542 shares of common stock issuable upon exercise of outstanding options that are not exercisable within 60 days of September 15, 2007.
(9)	Does not include 1,956,181 shares of common stock held by IVC Investors Ltd. Glenn Halpryn is a beneficial owner of IVC Investors Ltd.
(10)	Does not include 1,956,181 shares of common stock held by IVC Investors Ltd. Ernest Halpryn is the managing member of IVC Investors Ltd.
(11)	C.C.R. Trustees is the trustee of our 2006 Stock Incentive Plan. To comply with certain Israeli statutes, the trustee has control over the options we grant to our employees, including our executive officers, and, to a certain extent, the shares of common stock issuable upon the exercise of such options. The shares listed include 20,137 outstanding shares of common stock and options to purchase 3,355,491 shares of common stock. The following executive officers intend to sell shares of common stock to be issued upon the exercise of vested stock options through the trustee:

David Aviezer, Ph.D., MBA, 49,793 shares of common stock;

Einat Brill Almon, Ph.D., 13,492 shares of common stock; and

Yossi Maimon, 17,293 shares of common stock.

PLAN OF DISTRIBUTION

We, or any selling securityholders, may sell the securities offered under this prospectus:

•	through underwriters, which may include, but are not limited to, UBS Securities LLC, and CIBC World Markets Corp.;

•	through dealers;

•	through agents; or

•	directly to purchasers.

Each prospectus supplement relating to an offering of securities will state the terms of the offering, including:

•	the names of any underwriters, dealers, or agents;

•	the public offering or purchase price of the offered securities and the net proceeds that we will receive from the sale;

•	any underwriting discounts and commissions or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed or paid to dealers or agents; and

•	any securities exchange on which the offered securities may be listed.

Distribution Through Underwriters

We, or any selling securityholders, may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If we, or the selling securityholders, sell securities to underwriters, we, and/or the selling securityholders, as applicable, will execute an underwriting agreement with the underwriters at the time of the sale and will name them in the applicable prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us, and/or the selling securityholders, as applicable, in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless we, or the selling securityholders, specify otherwise in the applicable prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Distribution Through Dealers

We, or any selling securityholders, may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. We, or the selling securityholders, will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

Distribution Through Agents

We, or any selling securityholders, may offer and sell securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. We, or the selling securityholders, will name any agent involved in the offer and sale and describe any commissions payable by us in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.

Direct Sales

We, or any selling securityholders, may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act for any resale of the securities. We, or the selling securityholders, will describe the terms of any sales of this kind in the applicable prospectus supplement.

General Information

Underwriters, dealers, or agents participating in an offering of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

We, or any selling securityholders, may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Securities may be sold in connection with a remarketing after their purchase by one or more firms including our affiliates, acting as principal for their own accounts or as our agent.

In connection with an underwritten offering of securities, the underwriters may engage in over-allotment, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. The underwriters may enter bids for, and purchase, securities in the open market in order to stabilize the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. These activities may cause the price of the securities to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

In compliance with the guidelines of the National Association of Securities Dealers, Inc., or the NASD, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the initial gross proceeds from the sale of any security being sold.

Although we expect that delivery of securities generally will be made against payment on or about the third business day following the date of any contract for sale, we may specify a longer settlement cycle in the applicable prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if we have specified a longer settlement cycle in the applicable prospectus supplement for an offering of securities, purchasers who wish to trade those securities on the date of the contract for sale, or on one or more of the next succeeding business days as we will specify in the applicable prospectus supplement, will be required, by virtue of the fact that those securities will settle in more than T+3, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisors in connection with that election.

Certain of our securityholders may have pledged shares of their common stock in connection with borrowing arrangements. In connection with a default and foreclosure pursuant to such a borrowing arrangement, the pledgee may use this prospectus to sell the pledged selling securityholder shares.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP, New York, New York.

EXPERTS

The consolidated financial statements of Protalix BioTherapeutics, Inc. and its subsidiary as of December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006 have been incorporated by reference herein in reliance upon the reports of Kesselman & Kesselman, Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information that furnished but deemed by the rules of the Commission not to have been filed:

•	our Annual Report on Form 10-K, for the year ended December 31, 2006, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2007, and June 30, 2007;

•	our Current Reports on Form 8-K filed with the Commission on February 5, 2007, February 7, 2007 (as amended by a Form 8-K/A filed on February 22, 2007), March 2, 2007, March 12, 2007, April 18, 2007, May 4, 2007, June 4, 2007, June 20, 2007, June 27, 2007; July 13, 2007, August 6, 2007, August 10, 2007, August 27, 2007, and September 19, 2007; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on March 9, 2007.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

2 Snunit Street
Science Park
POB 455
Carmiel, Israel 20100
972-4-988-9488
Attn: Yossi Maimon, Chief Financial Officer

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the Commission under the Securities Act. You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read, without charge, and copy the documents we file at the Commission’s public reference rooms at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at no cost from the Commission’s website at www.sec.gov and our website at www.protalix.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the offering of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the Registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$6,140
Legal fees and expenses*	$400,000
Printing fees and expenses*	$175,000
Accounting fees and expenses*	$50,000
Miscellaneous fees and expenses*	$18,860
Total*	$650,000

*	Estimated

Item 15.    Indemnification of Officers and Directors.

We indemnify our directors and officers to the maximum extent permitted by Florida law for the costs and liabilities of acting or failing to act in an official capacity. We also have purchased insurance in the aggregate amount of $1,000,000 for our directors and officers against all of the costs of such indemnification or against liabilities arising from acts or omissions of the insured person in cases where we may not have power to indemnify the person against such liabilities. Such policy will be in a run-off ‘‘tail’’ coverage phase as of the merger effective date and will covering those individuals who were our officers and directors prior to the merger for a period of six-years after such individual resigned his/her position with our company.

In addition, we have entered into indemnification agreements with each of our executive officers and directors, to provide them with the maximum indemnification allowed under our bylaws and applicable Florida law, including indemnification for all judgments and expenses incurred as the result of any lawsuit in which such person is named as a defendant by reason of being our director, officer or employee, to the extent indemnification is permitted by the laws of Florida. We believe that the indemnification agreements will enhance our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Protalix Ltd.’s articles of association allow it to exculpate, indemnify, and insure its office holders to the fullest extent permitted by Israeli law. Accordingly, Protalix Ltd. has entered into indemnification agreements with each of its officers and directors undertaking to indemnify them to the fullest extent permitted by law, including with respect to liabilities resulting from the merger. This indemnification is limited to events determined as foreseeable by the Board of Directors based on the activities of Protalix Ltd., and to an amount determined by the Board of Directors as reasonable under the circumstances.

Protalix Ltd. further purchased and maintains directors and officers liability insurance policy coverage in the aggregate amount of $3,000,000. In addition, we maintain additional directors and officers liability insurance policy coverage in the aggregate amount of $20,000,000.

As of the date of hereof, no claims for directors and officers’ liability insurance have been filed under this policy and Protalix Ltd. is not aware of any pending or threatened litigation or proceeding involving any of the directors or officers of Protalix Ltd. in which indemnification is sought.

We have undertaken to fulfill and honor in all respects the obligations of Protalix Ltd. pursuant to any indemnification agreements between Protalix Ltd. and its directors in effect prior to

December 31, 2006. We further agreed that any provision of Protalix Ltd.’s charter documents in relation to exculpation and indemnification of officers and directors of Protalix Ltd. will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the closing of the merger, were directors, officers, employees or agents of Company, unless such modification is required by any applicable law.

Under Israeli law, an Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care (other than in the event that such liability arises out of a prohibited dividend or distribution) but only if a provision authorizing such exculpation is inserted in its articles of association. Protalix Ltd.’s articles of association include such a provision.

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Protalix Ltd.’s articles of association contain such an authorization. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on or incurred by him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria. In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not be detrimental to the interests of the company;

•	a breach of duty of care to the company or to a third party; and

•	a financial liability imposed on the office holder in favor of a third party in respect of an act performed in his or her capacity as an office holder.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not be detrimental to the interests of the company;

•	a grossly negligent or intentional violation of an office holder’s duty of care;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine levied against the office holder.

Under the Israeli law, exculpation, indemnification, and insurance of office holders must be approved by the board of directors of Protalix Ltd. and, in respect of directors of Protalix Ltd., by us as the sole securityholder of Protalix Ltd.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 16.    Exhibits.

Exhibit Number	Exhibit Description	Method of Filing
1.1	Form of underwriting agreement	To be filed by amendment or incorporated by reference prior to the offering of securities
5.1	Opinion of Morrison & Foerster LLP, New York, New York as to the legality of the securities being registered	Filed as an exhibit to the Registration Statement on Form S-3 filed with the SEC on July 24, 2007
23.1	Consent of Morrison & Foerster LLP, New York, New York (included in Exhibit 5.1)	Filed as an exhibit to the Registration Statement on Form S-3 filed with the SEC on July 24, 2007
23.2	Consent of Kesselman & Kesselman, Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the Registrant	Filed herewith
24.1	Power of Attorney (included on signature page)	Filed on the signature page of the Registration Statement on Form S-3 filed with the SEC on July 24, 2007

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of an included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned Registrant hereby undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriter, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on the 24th day of September, 2007.

PROTALIX BIOTHERAPEUTICS, INC.
By: /s/ David Aviezer David Aviezer, Ph.D.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below on behalf of the Registrant.

Signature	Title	Date

/s/ David Aviezer	President, Chief Executive Officer (Principal Executive Officer) and Director	September 24, 2007

David Aviezer, Ph.D.

/s/ Yossi Maimon	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	September 24, 2007

Yossi Maimon

/s/ *	Executive VP, Research and Development and Director	September 24, 2007

Yoseph Shaaltiel, Ph.D.

/s/ *	Chairman of the Board	September 24, 2007

Eli Hurvitz

/s/ *	Director	September 24, 2007

Phillip Frost, M.D.

/s/ *	Director	September 24, 2007

Amos Bar-Shalev

/s/ *	Director	September 24, 2007

Zeev Bronfeld

/s/ *	Director	September 24, 2007

Yodfat Harel Gross

/s/ *	Director	September 24, 2007

Jane H. Hsiao, Ph.D.

/s/ *	Director	September 24, 2007

Eyal Sheratzky

/s/ *	Director	September 24, 2007

Sharon Toussia-Cohen

* By: /s/ David Aviezer

David Aviezer, Ph.D.

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Method of Filing
1.1	Form of underwriting agreement	To be filed by amendment or incorporated by reference prior to the offering of securities
5.1	Opinion of Morrison & Foerster LLP, New York, New York as to the legality of the securities being registered	Filed as an exhibit to the Registration Statement on Form S-3 filed with the SEC on July 24, 2007
23.1	Consent of Morrison & Foerster LLP, New York, New York (included in Exhibit 5.1)	Filed as an exhibit to the Registration Statement on Form S-3 filed with the SEC on July 24, 2007
23.2	Consent of Kesselman & Kesselman, Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the Registrant	Filed herewith
24.1	Power of Attorney	Filed on the signature page of the Registration Statement on Form S-3 filed with the SEC on July 24, 2007